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                                                                 EXHIBIT 10.1

                               NOTICE OF EXECUTION
                                SWAP TRANSACTION
                                FLOATING / FIXED


Date:  April 1, 1996
To:    Duke/Louis Dreyfus L.L.C.
Attn:  Demetrios Diakolios

We are pleased to confirm the following transaction between Louis Dreyfus Natural Gas Corp. ("LDNG") and Duke/Louis Dreyfus L.L.C. ("Counterparty"), the terms of which were verbally agreed to on April 1, 1996:

LDNG Reference #:

(1)  Trade Date:  April 1, 1996

(2)  Effective Date:  June 1, 1997

(3)  Termination Date:  May 31, 2007

(4)  Commodity:  Natural Gas

(5)  Total Notional Quantity:  2,000,000 MMBtu per calendar year

(6)  Fixed Price Payer:  Counterparty

(7)  Fixed Price:  Calendar Year       $/MMBtu
                   -------------       -------
                   June-Dec 1997        2.050
                        1998            2.055
                        1999            2.085
                        2000            2.125
                        2001            2.165
                        2002            2.210
                        2003            2.260
                        2004            2.325
                        2005            2.380
                        2006            2.440
                   Jan-May 2007         2.510

(8)  Floating Price Payer:  LDNG

(9) Floating Price Determinant: For each Settlement Period, the arithmetic average of the daily settlement prices of the last three (3) scheduled trading days of each NYMEX Natural Gas Futures contract for delivery at Sabine Pipe Line Co.'s Henry Hub, Louisiana, for the delivery month corresponding to each Settlement Period.

(10) Settlement Period: Each full calendar month from and including June 1, 1997 through May 31, 2007
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(11) Period End Date:  The last scheduled trading day of each NYMEX Natural
     Gas Futures contract for each Settlement Period.

(12) Payment Date:  Five (5) business days after the Period End Date.

(13) Other Items:

(14) Individual Transaction Exposure Amount:  Not Applicable

(15) Settlement:  This contract shall be cash settled.

     Promptly following the Period End Date, LDNG shall determine the Floating Price and shall notify the Counterparty by facsimile of the amount owed by one party to the other (the "Payment Notice"). If LDNG fails to send the Payment Notice to the Counterparty within two (2) business days following the Period End Date, then the Counterparty may determine the Floating Price and send a Payment Notice to LDNG, with the same effect as if LDNG had sent the Payment Notice.

     If the Floating Price is greater than the Fixed Price, then the Floating Price Payer shall pay the Fixed Price Payer an amount equal to the product of the Notional Quantity Per Settlement Period for that Settlement Period, multiplied by the amount by which the Floating Price exceeds the Fixed Price.

     If the Fixed Price is greater than the Floating Price, then the Fixed Price Payer shall pay the Floating Price Payer an amount equal to the product of the Notional Quantity Per Settlement Period for that Settlement Period, multiplied by the amount by which the Fixed Price exceeds the Floating Price.

(16) Payment: Payment shall be made by the party which is obligated to pay as described in item 15, without deduction, set-off or counterclaim, in US Dollars via wire transfer in federal or other funds immediately available to the other party's designated bank account upon delivery of the Payment Notice.

(17) Representations and Warranty: Each party represents and warrants that it is entering into this transaction in connection with its line of business and that the terms hereof have been individually tailored and negotiated.

(18) Assignment: This Agreement may not be assigned by a party without prior written consent of the other party.

(19) Liquidation: Unless and until the parties hereto have entered into a Master Agreement into which the transaction that is evidenced by this Notice of Execution is incorporated, if a Party (the "Defaulting Party") fails to make a payment that it is obligated to make or otherwise fails to perform an obligation that it is obligated to perform under this Notice of Execution within three (3) business days after notice of that failure has been given to it by the Non-Defaulting Party (as defined below) or if the Defaulting Party is the subject of a bankruptcy, insolvency or similar proceeding or fails to pay its debts generally as they become due or transfers a material portion of its assets or dissolves, then the other party (the "Non-Defaulting Party") at any time may terminate this and all other transactions then outstanding between the parties hereto by declaring all of those transactions terminated, whereupon all of those transactions shall be terminated and the only remaining obligation between the parties shall be that described in the immediately following sentence. Promptly after the effective date of the termination of the transactions, the Non-Defaulting Party shall determine, by obtaining quotations from third-party dealers or by any other commercially reasonable methods, the amounts that the Non-Defaulting Party would be required to pay (which shall be a positive amount) or would receive (which shall be a negative amount) if it were to obtain one or more new parties to perform the portions of each of those transactions that remain to be performed after the termination and aggregating or netting each of those amounts to a single amount which, if it is a positive amount, shall be paid by the Defaulting Party (plus all amounts that the Defaulting Party owes to the Non-Defaulting Party and less all amounts that the Non-Defaulting Party owes to the Defaulting Party under any of the transactions on account of settlement periods before the termination) to the Non-Defaulting Party upon demand. The remedies provided for in this item 19 and in any annex to this Notice of Execution shall be the sole remedies that are available in the case of a default under this Notice of Execution. Upon execution of a Master Agreement between the parties into which this transaction that is evidenced by this Notice of Execution is incorporated, this item 19 will be of no further force and effect.

(20) Governing Law: This contract shall be governed by and construed in accordance with the laws of the State of New York (without reference to any conflict of law rules).

(21) Jurisdiction: Each party submits to the nonexclusive jurisdiction of the courts and of the State of New York and the Federal courts situated in New York City (without recourse to arbitration) and to service of process by certified mail.

(22) Communication: Any notice or communication in connection with this Notice of Execution will be sufficiently given to a party, if in writing and delivered in person, sent by registered or certified mail, in each case with return receipt requested, or by overnight courier, or given by facsimile (in each case with answer back or other confirmation of its receipt received by the sender) at the address or facsimile number specified in this Notice of Execution. A notice or communication will be effective a) if delivered by hand or sent by overnight courier, on the day it is delivered, b) if transmitted by facsimile, at the time of transmission, or c) if sent by registered or certified mail return receipt requested, on the date of receipt.

(23) Entire Agreement: Except as provided in the immediately following sentence, this Notice of Execution constitutes a binding agreement between the parties and contains the entire agreement between the parties with respect to the subject matter hereof, into which all proposals,
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     negotiations and representations with respect thereto are merged herein.
     LDNG and the Counterparty are negotiating the terms of and expect to enter into a Master Swap and Option Agreement (the "Master Agreement"). This Notice of Execution will be incorporated into and governed by the Master Agreement without specific reference in the Master Agreement or further action by LDNG or the Counterparty. In case of any conflict between the terms of the Master Agreement and items 15 through 23 both inclusive, and this Notice of Execution, the terms of the Master Agreement shall be controlling.

(24) Terms not otherwise defined in this Notice of Execution shall have the meanings given to them in the Master Agreement.

Please confirm your agreement with the above terms by signing below and returning this Notice of Execution by facsimile to:

                      Richard Easterly
                      Telephone: (405) 749-1300
                      Fax: (405) 749-6660

Banking Instructions: (omitted)

Regards,

Louis Dreyfus Natural Gas Corp.



Acceptance Signature:                                     Date:
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